CORPORATE CONSULTING

SERVICES AGREEMENT

THIS CORPORATE CONSULTING SERVICES AGREEMENT is dated for reference effective (the “Effective Date”) as of the 8th day of February, 2008.

BETWEEN:

ARNE TJERNO,  having an address for delivery and service located at 1081 Cole Harbour Road, Dartmouth, Nova Scotia, B2V 1E8

(the “Consultant”);

OF THE FIRST PART

AND:

ESCO GLOBAL REALTY CORP. a company established under the laws of the State of Colorado, and having its address for notices hereunder at c/o Devlin Jensen, Barristers & Solicitors, Suite 2550 – 555 West Hastings Street, Vancouver, B.C., V6B 4N5

(the “Company”);

OF THE SECOND PART

(the Consultant and the Company being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires.  In this Agreement “Company” shall also include any listed affiliates where the Consultant provides services thereto and receives performance shares or options or other equity therein and such shall be deemed as if issued and contracted by the Company for the purposes of, inter alia, termination fee provisions).

WHEREAS:

A.                      The Company is a real estate franchisor whose mission is to provide a marketing identity and operations model for an international real estate network implemented through a program identified as the Own Your Future™ plan (the “Plan”) and its business is to franchise the Company’s product (the “Business”) such that a prospective Region Owners and Franchisees shall have an exclusive right to implement the Plan in predefined, discreet regions in geographical areas where the Company intends to conduct business;

B.                      The Company wishes to retain the Consultant under this agreement (the “Agreement”) to act as the Company’s president to assist the Company with its Business and future development;

C.                      The Consultant is to be engaged, by the Company in a position of confidence and trust and under conditions where the Consultant has or may have access to technical, confidential and secret information regarding the existing or contemplated Business of the Company;

D.                      The Consultant recognizes that all ideas and suggestions of interest to the Company conceived or made by the Consultant while the Consultant is engaged by the Company shall be made available to the Company;

E.                      The Consultant will acquire knowledge, experience and expertise, as well as detailed knowledge of the Company’s confidential Region Owner, Fanchisee and supplier lists and information, including without limitation Personal Information about the Company’s Region Owners, Franchisees, Sales Agents and employees and other individuals about whom the Company collects, uses or discloses Personal Information (as that term is defined in the Personal Information and Electronic Documents Act, 2000, c. 5), marketing techniques, price lists, trade secrets and other property which is and shall be the property of the Company, and the disclosure, loss or unauthorized use of which would substantially harm the Business.

F.                      The Consultant has agreed to such engagement in accordance with the terms and conditions hereinafter set out.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT THE PARTIES HERETO AGREE AS FOLLOWS:

Article I

SERVICES AND RESPONSIBILITIES OF THE CONSULTANT

1.1                      General Services.  During the Term (as hereinafter defined) of this Agreement the Consultant will provide the Company with such general sales, corporate, administrative, and technical services as is considered necessary or advisable by the Consultant for the due and proper operations of the Company to achieve the goals and needs of the Company as determined by the policies and proceedings of management and the Board of Directors and is considered advisable and within the normal duties of a sales consultant in accordance with industry practice (collectively, the “Services”).

1.2                    Specific Services.  Without limiting the generality of the Services to be provided as set forth in section 1.1 hereinabove, it is hereby acknowledged and agreed that the Consultant will provide the following specific services:

(a)	negotiating and finalizing contracts with prospective regional owners;

(b)
provide to regional owners initial training program as outlined in the Unifrom Franchise Offering Circular (the “UFOC”) and in the Course Manual, which is still to be completed and will be the manual for the regional owners training program;

(c)	provide to franchisees initial training program as outlined in the UFOC and in the Course Manual, which will be adapted for the franchisees training program;

(d)	actively participate and assist in the promotion and implementation of the Own Your Future™ Plan program to regional owners, franchisees, sales agents and employees;

(e)	assistance in the identification of business opportunities for the Company, the conduct of due diligence, and assistance in the negotiation and conclusion of contracts for such opportunities;

(f)	assistance in the coordination of all development programs of the Company together with all capital funding projects and resources which are necessarily incidental thereto;

(g)	assistance in the coordination of the preparation and dissemination of business plans and reports for the Company;

(h)
assistance in the liaison with and the setting up of corporate alliances for the Company with major companies, Region Owners, Franchisees, the Company’s auditors, the Company’s solicitors and any affiliated companies and business partners; and

(i)	such other activities as are necessary or incidental from time to time.

1.3                    Capacity of Consultant.   It is acknowledged by the parties that the Consultant is being engaged by the Company in the capacity of independent contractor acting as an agent of the Company and not as an employee.  The Company and the Consultant acknowledge and agree that this Agreement shall not be construed so as to constitute the Consultant as either a partner of or joint venturer with the Company.

Article II

INFORMATION TO BE PROVIDED BY THE COMPANY

2.1                      Information to be made available.   The Company agrees to make available to the Consultant all corporate, financial and operating information, Company personnel or other consultants, and other reasonable resources which are reasonably necessary and sufficient to allow the Consultant to perform the Services.  The Consultant may provide Company information to legal and accounting advisers, and other persons, but that such dissemination shall be effected with proper prudence and subject to such reasonable conditions and restrictions as the Company deems necessary or appropriate and subject to insider information rules and restrictions.  The Consultant will use such information only for the purposes set out herein and for no competitive or other purpose whatsoever.

2.2                      Accuracy of the information.   The Company agrees that it will bear sole responsibility for the accuracy and completeness of the information provided to the Consultant, except for any information created solely by the Consultant.  The Company represents and warrants that the information will be accurate and complete in all material respects and not misleading and will not omit to state any fact or information which would be material in its estimation.

2.3                      Material change in information.   The Company agrees to advise the Consultant promptly of any material change in the affairs of the Company or in any information provided to the Consultant from the date at which such information is given.

Article III

COMPLIANCE WITH LAWS

3.1                      Consultant Compliance Issues.   The Consultant shall comply with all laws, whether federal, provincial or state, applicable to the Services provided by it and, when requested by the Company, will advise the Company of any particular compliance issues affecting any Services for which the Consultant’s services have been engaged.

3.2                      Company Compliance Issues.   The Company shall comply with all laws, whether federal, provincial or state, applicable to the Services and the Company.  The Company shall effect best efforts to maintain its status in good standing with the State of Colorado.

3.3                      Insider Issues.   The Consultant shall comply with all reasonable endeavors of the Company, industry practice, and law and regulation to ensure that it affords security to information of the Company and that the Consultant, or any persons with whom the Consultant works or with whom the Consultant deals, do not employ information of the Company in any manner contrary to law or fiduciary obligations.

3.4                    Trading.   In the event that the Consultant, or any person with whom the Consultant works or with whom the Consultant deals, trades in the Company’s, or affiliates, securities, if there is ever a public market for the Company’s securities, then the Consultant shall employ reasonable prudence and good market practice as to such trading and shall effect such in compliance with law.

Article IV

TERM, RENEWAL AND TERMINATION

4.1                    Term.   The Term of this Agreement (the “Term”) is for a period of five years commencing on the Effective Date and terminating on February 8, 2013 and includes any renewal periods.

4.2                    Renewal.   This Agreement shall renew automatically for subsequent one-year periods if not specifically terminated in accordance with the following provisions. Renewal shall be on the same terms and conditions contained herein, unless modified and agreed to in writing by the Parties, and this Agreement shall remain in full force and effect (with any collateral written amendments) without the necessity to execute a new document. A Party hereto determining not to renew agrees to notify the other Parties hereto in writing at least 60 calendar days prior to the end of the Term of its intent not to renew this Agreement (the “Non-Renewal Notice”).

In this Agreement the “Effective Date of Termination” shall mean, in the relevant circumstance, the 60th day from the Non-Renewal Notice or the 30th day from notice given in section 4.3(a) below or the date of the event of sections 4.3 (b) or (c) or, in any other circumstance, the date of noticed termination or of constructive or event of termination.

4.3                    Termination.   Notwithstanding any other provision of this Agreement, this Agreement may be terminated by a Party upon written notice if:

(a)
the other Party fails to cure a material breach of any provision of this Agreement within 30 calendar days from its receipt of written notice from said Party (unless such breach cannot be reasonably cured within said 30 calendar days and the other Party is actively pursuing curing of said breach); or

(b)	the other Party commits fraud or serious neglect or misconduct or illegal act in the discharge of its respective duties hereunder or under the law; or

(c)	the other Party becomes adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, and where any such petition is not dismissed; or

(d)	the Consultant provides the Company with at least 90 calendar days written notice prior to the date the Consultant has decided to terminate this Agreement.

4.4                    Costs or Damages.   No costs or damages shall be payable to or by either Party as a result of the termination or non-renewal of this Agreement other than costs and damages arising out of a breach of this Agreement.

4.5                    Disability.   If the Consultant is unable to continue the engagement, whether through disability or other disabling state, then the Company may terminate this Agreement as a without fault termination.  If physically capable, Consultant shall be made available for consultation for up to ten hours per month, non-cumulative, at no cost to the Company for the remainder of the Term.

4.5                    Death.   In the event that the Consultant dies, the Company shall terminate this Agreement as a without fault termination and the Consulting Fee (as defined below) shall be payable to the Consultant’s estate.

4.6	Return of Materials. Upon termination of this Agreement:

(a)
The Consultant agrees that all Company property, including without limitation, all books, manuals, records, reports, notes, contracts, lists, and other documents (collectively, the “Confidential Information”), copies of any of the foregoing, and equipment furnished to or prepared by the Consultant in the course of or incidental to this Agreement and the duties hereof, including, without limitation, records and any other materials pertaining to the Company or its Business, belonging to the Company shall be promptly returned to the Company upon termination and the Consultant shall keep no copies thereof, except as may be agreed in writing on agreed terms with the Company; and

(b)
The Consultant agrees that all Confidential Information is received or developed in confidence and for the exclusive benefit of the Company.  During this Agreement and thereafter, the Consultant will not, directly or indirectly, except as required by the normal business of the Company or expressly consented to in writing by the Company:

(i)	disclose, publish or make available, other than to an authorized employee, officer, or director of the Company, any Confidential Information;

(ii)	acquire, possess for his own interest, sell, transfer or otherwise use or exploit any Confidential Information;

(iii)	permit the sale, transfer, or use or exploitation of any Confidential Information by any third party; or

(iv)
retain upon termination or expiration of this Agreement any Confidential Information, any copies thereof or any other tangible or retrievable materials containing or constituting Confidential Information;

Article V

COMPENSATION OF THE CONSULTANT

5.1                      Compensation to the Consultant.   As compensation for the Services being provided by the Consultant , the Company shall pay to the Consultant a fee (the “Consulting Fee”) of 30% of the sale proceeds of a real estate region under the Company’s franchise system to a regional owner, which regions are more thoroughly described in the Plan, that was a direct result of the Consultant’s efforts, on the 7th day after the Company receives a bank draft or certified cheque from the sale of a real estate region and such bank draft or certified cheque has been cleared.  Payment of the Consulting Fee shall be in Canadian currency for the sale of any Canadian real estate regions and in US currency for the sale of any US real estate regions.

5.2                      Reimbursement of Expenses.   Commencing on the date of sale of the first region the Company shall reimburse the Consultant for all invoiced and substantiated expenses properly incurred for the Consulting Services within 30 days of invoice.  After the Consultant successfully sells two more real estate regions as a direct result of the Consultant’s efforts, then the Company shall provide the Consultant with a corporate credit card for expenses incurred for the Consulting Services.

5.3                      No Right to Sue.   The Consultant shall have no further right to sue the Company for damages or additional Consulting Fees, benefits or reimbursement of expenses other than as set out herein.

Article VI

INFORMATION AND ADVICE CONFIDENTIAL

6.1                      Confidential Information.   No information furnished hereunder in connection with the Services shall be published by any Party without the prior written consent of the other Party, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws.

6.2                      Confidentiality by the Consultant.   The Consultant will not, except as authorized or required by the Consultant’s duties hereunder, reveal or divulge to any person or companies any information concerning the organization, business, finances, transactions or other affairs of the Company, or of any of its subsidiaries, which may come to the Consultant’s knowledge during the Term, and the Consultant will keep in complete secrecy all confidential information entrusted to the Consultant and will not use or attempt to use any such information in any manner which may injure or cause loss, either directly or indirectly, to the Company’s Businesses and shall not use or permit the same to be used for any purpose of the Consultant not in the pursuit of this Agreement or by any competitor or third party.  The Consultant shall immediately advise the Company at the time it shall come to the Consultant’s knowledge of any party employing the Company’s information for purposes not authorized by this Agreement or the Company and the Consultant shall give the Company all reasonable assistance to protect the Company’s information, at the Company’s cost.  This restriction will continue to apply after the termination of this Agreement without limit in point of time but will cease to apply to information or knowledge which may come into the public domain.

6.3                      Opinions, Reports and Advice of the Consultant.   The Consultant acknowledges and agrees that all written and oral opinions, reports, advice and materials provided by the Consultant to the Company in connection with the Consultant’s engagement hereunder are intended solely for the Company’s benefit and for the Company’s use only, and that any such written and oral opinions, reports, advice and information are the exclusive property of the Company.  In this regard the Consultant agrees that the Company may utilize any such opinion, report, advice and materials for its purposes but the Company shall not publish the same or use the same, or extracts thereof, for purposes not specifically intended by the Consultant without the Consultant’s written permission.   The Consultant agrees that all resources, opportunities, or other matters of value developed or pursued pursuant to this Agreement are the property of the Company and shall accrue to the Company solely.

6.4                      Right of Ownership to the Business and related Property.   The Consultant hereby acknowledges and agrees that any and all technology and Business interests of the Company, together with any improvements derived therefrom, and any patents, copyright, trade marks or trade names used in connection with the same (collectively, the “Property”), are wholly owned and controlled by the Company.  In this regard the Consultant hereby further covenants and agrees not to, during or after the Term, contest the title to any of the Company’s Property interests, in any way dispute or impugn the validity of the Company’s Property interests or take any action to the detriment of the Company’s interests therein.  The Consultant acknowledges that, by reason of the unique nature of the Property interests, and by reason of the Consultant’s knowledge of and association with the Property interests during the Term, the aforesaid covenant, both during the term of this Agreement and thereafter, is reasonable and commensurate for the protection of the legitimate business interests of the Company.  The Consultant hereby further covenants and agrees to immediately notify the Company of any infringement of or challenge to any of the Company’s Property interests as soon as the Consultant becomes aware of the infringement or challenge.

6.5                      Consultant’s Business Conduct.   The Consultant warrants that it shall conduct its Services and other related activities in a manner which is lawful and reputable and which brings good repute to the Company, the Consultant and the Business interests.  In this regard the Consultant warrants to provide all Services in a sound and professional manner such that the same meets superior standards of performance quality within the standards of the industry or as set by the specifications of the Company.

Article VII

PERSONAL INFORMATION AND PRIVACY

7.1                     Protection of Personal Information and Consents to Use of Personal Information.   The Consultant recognizes that any information concerning the officers, directors, employees, regional owners, franchisees, customers, and other individuals about whom the Company holds information may be subject to the requirements of privacy legislation in the countries, provinces and states where the Company carries on business.

The Consultant hereby consents to the collection, use and disclosure of the information about the Consultant as may be required for the following purposes, in order to facilitate the purposes of this Agreement and facilitate and promote the ongoing business operations of the Company:

(a)
For reporting purposes to any trade or professional association governing the Company or any investigative body having authority over the Company to the extent that such information is required to be reported to such association or body;

(b)	As required by law;

(c)	As required in order to obtain financing for the Company;

(d)	As required to obtain business contracts for the Company;

(e)	In connection with any proposed sale of shares of the Company or of substantially all of the assets of the Company to any third party;

(f)
In connection with any outsourcing of information by the Company to third party suppliers of information processing services, including, without limitation, pay roll, health benefits, insurance and pension plan benefits to the extent necessary to provide such services if applicable.

(g)	For the internal operational purposes of the Company;

(h)	For any purpose required or permitted by any applicable privacy legislation; and

(i)	To any other party with the consent of the Consultant subject to and in accordance with the terms of any applicable privacy legislation.

7.2                    Privacy and Personal Information.   The Consultant acknowledges that through the Consultant’s engagement with the Company the Consultant, will become aware of Personal Information which is collected used or disclosed by the Company or transferred to the Company for processing purposes.

The Consultant hereby agrees and covenants with the Company that the Consultant will not, without the prior written consent of the Company, disclose or make available such Personal Information to any other person or entity except in accordance with the Company’s instructions.

The Consultant agrees that the Personal Information of others provided to it by the Company shall only be used for such purposes as are herein specified; that the Consultant shall not sell, trade, barter, disclose or transfer such Personal Information to any other party or to use the Personal Information for any other purpose other than the purposes permitted by this Agreement.  The Consultant shall follow all rules and regulations of the Company with respect to such Personal Information.

From time to time, the Consultant shall execute such further agreements to hold in confidence Personal Information of others disclosed or transferred to the Consultant by the Company as may be required by the Company.

Article VIII

INDEMNIFICATION AND LEGAL PROCEEDINGS

8.1                      Indemnification.   Each Party agrees to indemnify and save the other, its affiliates and their respective directors, officers, employees and agents (each an “Indemnified Party”) harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind, including any investigation expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject by reason of breach of this Agreement or of law by the defaulting Party.  Specifically, but not to derogate from the forgoing but for certainty for the comfort of the Consultant, the Company agrees to indemnify the Consultant for any actions, losses, proceedings, or other harm suffered, including legal costs as incurred, in the service of the Company except only where such harm was suffered by the Consultant primarily as a consequence of its own grossly negligent or unlawful conduct.

8.2                      Claim of Indemnification.   The Parties hereto agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity.

8.3                      Notice of Claim.   In case any action is brought against an Indemnified Party in respect of which indemnity may be sought, the Indemnified Party will give prompt written notice of any such action of which the Indemnified Party has knowledge and the indemnifying Party will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Party affected and the payment of all expenses.  Failure by the Indemnified Party to so notify shall not relieve the relevant Party of such relevant Party’s obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by the relevant Party of substantive rights or defenses.

8.4                      Settlement.   No admission of liability and no settlement of any action shall be made without the consent of each of the Parties hereto, such consent not to be unreasonable withheld.

8.5                      Legal Proceedings.   Notwithstanding that the indemnifying Party will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)	such counsel has been authorized by the indemnifying Party;

(b)	the indemnifying Party has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c)	the indemnifying Party and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between the Parties; or

(d)	there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to the indemnifying Party.

Article IX

FORCE MAJEURE

9.1                      Events.   If either Party hereto is at any time during this Agreement prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its obligations hereunder shall be extended by a period of time equal in length to the period of each prevention or delay.

9.2                      Notice.   A Party shall within seven calendar days give notice to the other Party of each event of force majeure under section 9.1 hereinabove, and upon cessation of such event shall furnish the other Party with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

Article X

DEFAULT AND TERMINATION

10.1                      Default.   The Parties hereto agree that if either of the Parties is in default with respect to any of the provisions of this Agreement (hereinafter referred to as the “Defaulting Party”), the non-defaulting Party (hereinafter referred to as the “Non-Defaulting Party”) shall give notice to the Defaulting Party designating such default, and within thirty (30) business days after its receipt of such notice, the Defaulting Party shall either:

(a)
cure such default, or diligently commence proceedings to cure such default and prosecute the same to completion without undue delay, with notice to the Non-Defaulting Party of the procedures it has instigated to cure; or

(b)	give the Non-Defaulting Party notice that it denies that such default has occurred and that it is submitting the question to the appropriate tribunal.

If default is not addressed appropriately in the form required by (a) above, or cured within 30 days of a tribunal’s finding of default, then the Non-Defaulting Party may terminate this Agreement at any time, without prejudice to any claims it may have for an accounting or damages.

Article XI

NOTICE

11.1                      Notice.   Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered to the other Party, at the address for such Party specified above.  The date of receipt of such notice, demand or other communication shall be the date of delivery thereof. Transmission by facsimile, with electronic confirmation, shall be considered delivery.

11.2                      Change of Address.   Either Party may at any time and from time to time notify the other Party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

Article XII

GENERAL PROVISIONS

12.1                      Entire Agreement.   This Agreement constitutes the entire agreement between the Parties hereto in respect to this subject matter and supersedes every previous agreement, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties with respect to the subject matter of this Agreement.

12.2                      Enurement and Assignment.   This Agreement will enure to the benefit of and will be binding upon the Parties, their respective heirs, executors, administrators and permitted assigns.  This Agreement may not be assigned as to any part by any Party without the permission in writing of the other Party, such permission not to be unreasonably withheld.

12.3                      Time of the Essence.   Time will be of the essence of this Agreement.

12.4                      Applicable Law.   The situs of this Agreement is Vancouver, British Columbia, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts of the Province of British Columbia.

12.5                      Invalid Provisions.   If any provision of this Agreement is at any time unenforceable or invalid for any reason it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

12.6                      Currency.   Unless otherwise stated, all references in this Agreement to currency shall be Canadian currency.

12.7                      Severability and Construction.   Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any Court, agency or tribunal with valid jurisdiction in a proceeding to which any Party hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and effect as of the date upon which the ruling becomes final).

12.8                      Warranty of Good Faith.   The Parties hereto warrant each to the other to conduct their duties and obligations hereof in good faith and with due diligence and to employ all reasonable endevours to fully comply with and conduct the terms and conditions of this Agreement.

12.9                      Representation and Costs.   It is hereby acknowledged by each of the Parties hereto that, as between the Company and the Consultant, Devlin Jensen, Barristers and Solicitors, acts solely for the Company, and that the Consultant has been advised to obtain independent legal advice with respect to this Agreement and that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

12.10                    Counterparts.   This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the execution date as set forth on the front page of this Agreement.

[THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

12.11                    Consents and Waivers.   No consent or waiver expressed or implied by either Party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be valid unless it is in writing, be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation or constitute a general waiver under this Agreement, or eliminate or modify the need for a specific consent or waiver in any other or subsequent instance.

IN WITNESS WHEREOF the Parties hereto have hereunto set their hands and seals in the presence of their duly authorized signatories effective as at the date first above written.

SIGNED and DELIVERED by	)
ARNE TJERNO	)
the Consultant herein, in the presence of:	)
)
/s/ Shelley Sanderson	)
Witness Signature	)	/s/ Arne Tjerno
	)	ARNE TJERNO
183 Montague Mines Rd.	)
Witness Address	)
Shelley Sanderson	)
Admin.	)
Witness Name and Occupation	)

The CORPORATE SEAL of	)
ESCO GLOBAL REALTY CORP., the	)
Company herein, was hereunto affixed in the	)
presence of:	)	(C/S)
)
/s/ David M. Alexander	)
Authorized Signatory	)
)
David Alexander – Chief Executive Officer	)
(print name and title)